Exhibit 99.1

May 1, 2017	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES 18.9% INCREASE IN NET INCOME FOR THE FIRST QUARTER OF 2017

Glen Head, New York, May 1, 2017 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three months ended March 31, 2017. In the highlights that follow, all comparisons are of the current three-month period to the same period last year.

FIRST QUARTER 2017 HIGHLIGHTS

●	Net Income increased 18.9% to $9.1 million from $7.6 million

●	EPS increased 8.6% to $.38 from $.35

●	Cash Dividends Per Share increased 7.7% to $.14 from $.13

●	Total Assets exceeded $3.6 billion at quarter end, increasing 11.5% since 3/31/16

●	15.4% growth in the average balance of Loans

●	11.5% growth in the average balance of Total Deposits

●	8.0% growth in the average balance of Noninterest-Bearing Checking Deposits

●	The Mortgage Loan Pipeline at quarter end remained strong at $154 million

●	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

Analysis of First Quarter Earnings

Net income for the first quarter of 2017 was $9.1 million, an increase of $1.4 million, or 18.9%, over the same quarter last year. The increase is primarily attributable to increases in net interest income of $3.0 million, or 14.3%, and noninterest income of $366,000, partially offset by increases in noninterest expense of $583,000, the provision for loan losses of $535,000 and income tax expense of $761,000.

The increase in net interest income was primarily driven by growth in average interest-earning assets of $401.9 million, or 13.1%. Average interest-earning assets grew with increases in the average balances of loans of $349.9 million, or 15.4%, and securities of $55.9 million, or 7.2%. Although most of the loan growth occurred in mortgage loans, commercial and industrial loans also grew with an increase in average outstandings of $30.8 million, or 32.5%. The growth in loans and securities was funded by growth in the average balances of noninterest-bearing checking deposits of $62.0 million, or 8.0%, interest-bearing deposits of $216.2 million, or 13.1%, short-term borrowings of $102.0 million and stockholders’ equity of $56.4 million. A substantial contributor to the growth in deposits was new branch openings and a substantial contributor to the growth in stockholders’ equity was $35.3 million of capital raised in an underwritten public offering completed in May of last year.

Net interest margin of 2.92% for the first quarter of 2017 was essentially unchanged from 2.93% for the same quarter of last year. The current level of net interest margin reflects the low interest rate environment that has persisted for an extended period of time. On a going forward basis, if available yields for loans and securities, prepayment penalties and the cost of deposits and borrowings remain at current levels, net interest margin is not expected to meaningfully decline. This expectation is based on the fact that significant portions of the Bank’s mortgage loan and securities portfolios were originated or purchased in a low rate environment at yields similar to those currently available.

The increase in noninterest income of $366,000, or 20.9%, is primarily attributable to increases in cash value accretion on bank-owned life insurance of $116,000, service charges on deposit accounts of $69,000, securities gains of $57,000, Investment Management Division income of $46,000 and real estate tax refunds of $33,000. Cash value accretion increased because of purchases of bank-owned life insurance during the first quarter of 2017 with an initial cash value of $25 million. The increase in service charges on deposit accounts is due to higher overdraft and maintenance and activity charges. Securities gains of $57,000 in the current quarter resulted from a deleveraging transaction involving the sale of approximately $40 million of available-for-sale mortgage-backed securities and use of the resulting proceeds to pay down short-term borrowings. If interest rates remain at current levels, this transaction will reduce the Bank’s net interest income on a going forward basis. However, it will improve the Bank’s Tier 1 leverage capital ratio and, more importantly, reduces the Bank’s exposure to increasing interest rates. Investment Management Division income increased because of increases in assets under management resulting principally from improved equity market conditions.

The increase in noninterest expense of $583,000, or 4.7%, is primarily attributable to increases in salaries of $346,000, or 6.2%, employee benefits expense of $140,000, or 8.4%, occupancy and equipment expense of $144,000, or 6.1%, and legal and consulting fees of $92,000. The impact of these items was partially offset by decreases in FDIC insurance expense of $118,000 and computer and telecommunications expense of $93,000. The increase in salaries is primarily due to new branch openings, additions to staff in the back office, higher stock-based compensation expense and normal annual salary adjustments. The increase in employee benefits expense resulted primarily from increases in incentive compensation cost of $99,000 and group health insurance expense of $71,000, partially offset by a decrease in retirement plan expense of $59,000. The increase in health insurance expense resulted from increases in staff count and the rates being charged by insurance carriers. The increase in occupancy and equipment expense includes the operating costs of new branches and increases in maintenance and repairs expense and the cost of servicing equipment. The decrease in FDIC insurance expense is attributable to lower FDIC assessment rates effective July 1, 2016, partially offset by a growth-related increase in the assessment base. The decrease in computer and telecommunications expense reflects the cost savings arising from renegotiation of the Bank’s data processing contract in the fourth quarter of 2016 and the elimination of phone lines due to the installation of a new phone system.

The increase in the provision for loan losses for the first quarter of 2017 versus the same quarter last year is largely due to more loan growth in the current quarter. Loans grew $129.9 million in the first quarter of this year versus $61.0 million in the same quarter last year. The impact of loan growth on the provision in each quarter was partially offset by improved economic conditions and, in the first quarter of last year, a reduction in historical loss rates.

The $761,000 increase in income tax expense is mainly attributable to higher pre-tax earnings in the first quarter of 2017 versus the same quarter last year and an increase in the effective tax rate from 21.9% in the 2016 quarter to 24.2% in the current quarter. The increase in the effective tax rate was primarily due to a decline in the percentage of pre-tax book income represented by income on tax-exempt securities and state taxes in additional jurisdictions. The impact of these items on the effective tax rate was partially offset by the tax benefit derived from the first quarter 2017 purchase of bank owned life insurance and the additional tax benefit derived in the current quarter from the vesting and exercise of stock awards.

In the fourth quarter of 2016, the Corporation adopted Accounting Standards Update (“ASU”) 2016-09 “Improvements to Employee Share-Based Payment Accounting.” Earnings for the first quarter of 2016 were adjusted retroactively to reflect the adoption of the ASU effective as of January 1, 2016. The ASU increased net income in the first quarters of 2017 and 2016 through credits to income tax expense by $285,000 and $205,000, respectively.

Analysis of Earnings – First Quarter 2017 Versus Fourth Quarter 2016

Net income for the first quarter of 2017 increased $1.6 million, or 20.8%, over $7.5 million earned in the fourth quarter of last year. The increase is primarily attributable to an increase in net interest income of $1.2 million and a decrease in the provision for loan losses of $1.2 million. The positive impact on earnings of these items was partially offset by an increase in income tax expense of $863,000. The increase in net interest income occurred for substantially the same reasons discussed above with respect to the first quarter periods. The decrease in the provision for loan losses was primarily attributable to lower net chargeoffs, a smaller increase in specific reserves on loans individually deemed to be impaired and an improvement in economic conditions, partially offset by more loan growth. The increase in income tax expense was mainly attributable to higher pre-tax earnings in the current quarter and an increase in the effective tax rate largely caused by a decline in the percentage of pre-tax book income represented by income on tax-exempt securities.

Asset Quality

The Bank’s allowance for loan losses to total loans decreased 3 basis points from 1.18% at year-end 2016 to 1.15% at March 31, 2017. The decrease is primarily due to adjustments to certain qualitative factors to reflect improved economic conditions. The provision for loan losses was $788,000 and $253,000 in the first quarters of 2017 and 2016, respectively. The amount of the provision in each quarter was driven mainly by loan growth, offset by improved economic conditions and, in the first quarter of 2016, further offset by a reduction in the historical loss component of the allowance for loan losses.

The credit quality of the Bank’s loan portfolio remains excellent. Nonaccrual loans amounted to $2.1 million, or .08% of total loans outstanding, at March 31, 2017, compared to $2.6 million, or .10%, at December 31, 2016. The decrease was primarily attributable to two loans accounted for as troubled debt restructurings being returned to an accrual status based on the demonstrated ability of the borrowers to service their debt. Troubled debt restructurings amounted to $1.5 million, or .05% of total loans outstanding at March 31, 2017. Of the troubled debt restructurings, $1.2 million are performing in accordance with their modified terms and $286,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans. Loans past due 30 through 89 days amounted to $1.9 million, or .07% of total loans outstanding, at March 31, 2017, compared to $1.1 million, or .04%, at December 31, 2016. Management does not believe that the increase in loans past due 30 through 89 days is indicative of a deterioration in the overall credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent. The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 58% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities. The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies. In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis. On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 8.8%, 14.9%, 14.9% and 16.2%, respectively, at March 31, 2017. The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

During the first quarter of 2017, the Corporation’s Board of Directors increased the amount of stock that an individual can purchase on a quarterly basis under the stock purchase component of the Dividend Reinvestment and Stock Purchase Plan from $50,000 to $75,000. This change is intended to provide additional capital that can be used to accommodate further balance sheet growth.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system on Long Island and in the New York City boroughs of Queens and Brooklyn. With respect to loan growth, the Bank will continue to prudently manage concentration risk and further develop its broker and correspondent relationships. Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact of the low rate environment on the Bank’s earnings.

The Bank’s growing branch distribution system currently consists of forty-seven branches in Nassau and Suffolk Counties, Long Island and the boroughs of Queens, Brooklyn and Manhattan. The Bank expects to open four more branches over the next 12 months and continues to evaluate sites for further branch expansion. One of the new branches will be in East Setauket, Long Island, one will be in Queens and two will be in Brooklyn. In addition to loan and deposit growth, management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

Challenges We Face

Since December 2015, there have been three twenty-five basis point increases in the federal funds target rate to its current level of .75% to 1%. Further increases are expected and could exert upward pressure on non-maturity deposit rates. At the same time, intermediate and long-term interest rates remain relatively low resulting in suboptimal investing and lending rates. Additionally, there is significant price competition for loans in the Bank’s marketplace and little room for the Bank to reduce its deposit rates. These factors will make it difficult to improve net interest margin and could result in a decline in net interest margin from its current level and inhibit earnings growth for the foreseeable future.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight. The President has indicated that regulatory relief and tax reform will be forthcoming, but the timing, magnitude and impact of any such changes are yet to be determined. In the current environment, banking regulators are increasingly concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, cyber security and, as of late, predatory sales practices. Regulatory requirements and enhanced oversight are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	3/31/17	12/31/16
	(dollars in thousands)

Assets:
Cash and cash equivalents	$48,167	$36,929

Investment securities:
Held-to-maturity, at amortized cost (fair value of $10,296 and $11,637)	10,079	11,387
Available-for-sale, at fair value	747,468	815,299
	757,547	826,686

Loans:
Commercial and industrial	123,175	126,038
Secured by real estate:
Commercial mortgages	1,093,387	1,085,198
Residential mortgages	1,361,871	1,238,431
Home equity lines	87,642	86,461
Consumer and other	9,206	9,293
	2,675,281	2,545,421
Allowance for loan losses	(30,843)	(30,057)
	2,644,438	2,515,364

Restricted stock, at cost	29,183	31,763
Bank premises and equipment, net	34,687	34,361
Bank-owned life insurance	58,446	33,097
Pension plan assets, net	17,350	17,316
Other assets	17,212	14,804
	$3,607,030	$3,510,320

Liabilities:
Deposits:
Checking	$839,131	$808,311
Savings, NOW and money market	1,616,467	1,519,749
Time, $100,000 and over	187,143	178,918
Time, other	104,853	101,739
	2,747,594	2,608,717

Short-term borrowings	139,484	207,012
Long-term debt	390,212	379,212
Accrued expenses and other liabilities	12,143	9,481
Deferred income taxes payable	1,165	68
	3,290,598	3,204,490

Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares
Issued and outstanding, 23,901,707 and 23,699,107 shares	2,390	2,370
Surplus	105,971	101,738
Retained earnings	209,051	203,326
	317,412	307,434
Accumulated other comprehensive loss, net of tax	(980)	(1,604)
	316,432	305,830
	$3,607,030	$3,510,320

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	3/31/17	3/31/16
	(dollars in thousands)

Interest and dividend income:
Loans	$22,919	$19,814
Investment securities:
Taxable	2,202	1,890
Nontaxable	3,377	3,403
	28,498	25,107

Interest expense:
Savings, NOW and money market deposits	1,491	933
Time deposits	1,188	1,375
Short-term borrowings	389	124
Long-term debt	1,770	1,974
	4,838	4,406
Net interest income	23,660	20,701
Provision for loan losses	788	253
Net interest income after provision for loan losses	22,872	20,448

Noninterest income:
Investment Management Division income	522	476
Service charges on deposit accounts	703	634
Net gains on sales of securities	57	-
Other	838	644
	2,120	1,754

Noninterest expense:
Salaries	5,924	5,578
Employee benefits	1,809	1,669
Occupancy and equipment	2,521	2,377
Other	2,760	2,807
	13,014	12,431

Income before income taxes	11,978	9,771
Income tax expense	2,897	2,136
Net Income	$9,081	$7,635

EARNINGS PER SHARE
(Unaudited)

	Three Months Ended
	3/31/17	3/31/16
	(dollars in thousands, except
	per share data)

Net income	$9,081	$7,635
Income allocated to participating securities	34	32
Income allocated to common stockholders	$9,047	$7,603

Weighted average shares:
Common shares	23,858,640	21,275,579
Dilutive stock options and restricted stock units	264,305	274,683
	24,122,945	21,550,262

Per share:
Basic EPS	$.38	$.36
Diluted EPS	.38	.35
Cash Dividends Declared	.14	.13

FINANCIAL RATIOS
(Unaudited)

ROA	1.02%	.97%
ROE	11.75%	11.94%
Net Interest Margin	2.92%	2.93%
Dividend Payout Ratio	36.84%	37.14%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS
(Unaudited)

	3/31/17	12/31/16
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,860	$1,106
Past due 90 days or more and still accruing	-	621
Nonaccrual	1,805	1,770
	3,665	3,497
Troubled debt restructurings:
Performing according to their modified terms	1,167	757
Past due 30 through 89 days	-	-
Past due 90 days or more and still accruing	-	-
Nonaccrual	286	788
	1,453	1,545
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,167	757
Past due 30 through 89 days	1,860	1,106
Past due 90 days or more and still accruing	-	621
Nonaccrual	2,091	2,558
	5,118	5,042
Other real estate owned	-	-
	$5,118	$5,042

Allowance for loan losses	$30,843	$30,057
Allowance for loan losses as a percentage of total loans	1.15%	1.18%
Allowance for loan losses as a multiple of nonaccrual loans	14.8x	11.8x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Three Months Ended March 31,
	2017			2016
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
	(dollars in thousands)
Assets:
Interest-earning bank balances	$25,240	$52	.84%	$29,131	$38	.52%
Investment securities:
Taxable	381,352	2,150	2.26	324,428	1,852	2.28
Nontaxable (1)	454,957	5,195	4.57	455,961	5,235	4.59
Loans (1)	2,618,352	22,922	3.50	2,268,449	19,817	3.49
Total interest-earning assets	3,479,901	30,319	3.49	3,077,969	26,942	3.50
Allowance for loan losses	(30,703)			(27,703)
Net interest-earning assets	3,449,198			3,050,266
Cash and due from banks	31,892			30,230
Premises and equipment, net	34,589			30,557
Other assets	79,281			57,938
	$3,594,960			$3,168,991

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,579,338	1,491	.38	$1,336,350	933	.28
Time deposits	282,749	1,188	1.70	309,577	1,375	1.79
Total interest-bearing deposits	1,862,087	2,679	.58	1,645,927	2,308	.56
Short-term borrowings	194,189	389	.81	92,208	124	.54
Long-term debt	380,621	1,770	1.89	382,470	1,974	2.08
Total interest-bearing liabilities	2,436,897	4,838	.81	2,120,605	4,406	.84
Checking deposits	836,519			774,549
Other liabilities	8,068			16,741
	3,281,484			2,911,895
Stockholders' equity	313,476			257,096
	$3,594,960			$3,168,991

Net interest income (1)		$25,481			$22,536
Net interest spread (1)			2.68%			2.66%
Net interest margin (1)			2.92%			2.93%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.54 for each period presented using the statutory Federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2017. The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 10, 2017, after it is electronically filed with the Securities and Exchange Commission (“SEC”). Our SEC filings are also available on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room.